Exhibit 99.1

ResMed Contacts:
For News Media	For Investors
Alison Graves	Agnes Lee
Global Corporate Communications	Senior Director, Investor Relations
O: +1.858.836.6731	O: +1.858.836.5971
news@resmed.com	investorrelations@resmed.com

ResMed to Acquire Brightree® for $800 Million

•	Strengthens ResMed’s global leadership in connected healthcare solutions, adding to software revenue growth opportunities

•	Enhances ResMed’s portfolio of software solutions to drive efficiencies for customers and improve outcomes for patients, providers and payers

•	Accretive to gross margins and non-GAAP diluted earnings per share

•	ResMed to hold an investor webcast at 5:00 p.m. Eastern time today

SAN DIEGO, Calif. – February 22, 2016 – ResMed (NYSE:RMD), the world’s leading tech-driven medical device company and innovator in sleep-disordered breathing and respiratory care, today announced a definitive agreement to acquire privately held Brightree®, a leader in business management and clinical software applications for the post-acute care industry. This acquisition adds to ResMed’s global leadership in connected healthcare solutions.

Brightree’s cloud-based software helps customers improve clinical and business performance in the post-acute care industries of home/durable medical equipment (HME/DME), home health, and hospice – all areas with high prevalence of sleep-disordered breathing, chronic obstructive pulmonary disease (COPD), neuromuscular disease, and other chronic diseases.

“This acquisition furthers ResMed’s position as the leading tech-driven medical device company and gives our customers new tools to help them increase operational efficiency and improve cash-flow while delivering best-in-class patient care,” said Mick Farrell, CEO of ResMed. “ResMed is already the recognized global leader in remote patient monitoring and connected healthcare solutions. This acquisition will enable us to add to our portfolio of digital solutions to drive operational excellence and improve outcomes for patients, providers and payers.”

“The Brightree team is very excited to join forces with ResMed to help post-acute care providers navigate the inherent complexities of the healthcare system and ensure that patients get the care they need,” said Dave Cormack, president and CEO of Brightree. Brightree is majority-owned by Battery Ventures, a global investment firm.

Under the terms of the agreement, ResMed will acquire Brightree for $800 million in cash, which ResMed will fund primarily with debt. Brightree had net sales of approximately $113 million and EBITDA of about $43 million in calendar year 2015.

The transaction is expected to be immediately accretive to gross margins and non-GAAP diluted earnings per share after close and beyond. The transaction includes an estimated $300 million from an anticipated future tax benefit, which is expected to positively impact ResMed cash flows over 15 years. Including the present value of these expected tax benefits, the purchase price of $800 million represents a valuation multiple of 13.5 times 2015 EBITDA.

On completion of the transaction, Brightree will continue to operate as a separate entity under the Brightree brand name. The company will be managed independently, with its headquarters remaining in Atlanta. ResMed expects Brightree employees, including Brightree President and CEO Dave Cormack, to continue in their current roles.

Connected healthcare

Building healthcare informatics offerings is central to ResMed’s growth strategy and its goal of helping customers improve patient quality of life, slow the progression of chronic disease and lower overall healthcare system costs.

Brightree is the leading business management and clinical software application used by ResMed customers. Its suite of products and solutions complements ResMed’s Air Solutions platform and enhances ResMed’s delivery of future products and solutions to customers and other market segments. ResMed’s potential growth opportunities as a result of the acquisition include expanding into the home health and hospice segments.

The transaction is expected to close by the end of the fourth quarter of fiscal year 2016, subject to customary closing conditions and regulatory approvals.

Advisors

DLA Piper is serving as ResMed’s legal counsel. William Blair & Company is serving as exclusive financial advisor to Brightree, and Cooley LLP is serving as its legal counsel.

Investor webcast

ResMed will discuss the transaction on a live webcast at 5:00 p.m. Eastern time on February 22, 2016. The live webcast can be accessed on ResMed’s Investor Relations website at investors.resmed.com. The online archive of the broadcast will be available on ResMed’s website approximately two hours after the webcast. In addition, a telephone replay of the webcast will be available approximately two hours after the call by dialing 855.859.2056 (U.S.) and +1 404.537.3406 (international) and entering a passcode of 51915219. The telephone replay will be available until March 7, 2016.

About Brightree

Brightree is the leading provider of cloud-based software to improve clinical and business performance in the post-acute care industry. The company serves more than 2,500 organizations in the HME, home health, hospice, orthotic and prosthetic, HME pharmacy, home infusion and rehabilitation home care segments. Brightree’s solutions follow the natural workflow of providers to automate and improve how they manage their businesses, serve patients and protect reimbursements. The company is ranked one of the top 100 healthcare IT companies in the U.S. on the prestigious Healthcare Informatics 100 (HCI 100) list. For more information, visit www.brightree.com or call 1.888.598.7797.

About ResMed

The global team at ResMed (NYSE:RMD) is united in the commitment to change millions of lives with every breath. With more than 4,000 employees and a presence in more than 100 countries, the company has pioneered innovative devices for the diagnosis, treatment and management of sleep-disordered breathing, COPD and other chronic conditions for more than 25 years. ResMed’s world-leading products and connected healthcare solutions improve the quality of life for millions of patients worldwide, reduce the impact of chronic disease, and save healthcare costs. For more information about ResMed and its businesses, visit www.ResMed.com or follow @resmed on Twitter and Facebook.

Forward-looking statements

Statements contained in this news release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements – including statements regarding ResMed’s projections of future revenue or earnings, expenses, new product development, new product launches and new markets for its products and the integration of acquisitions – are subject to risks and uncertainties that could cause actual results to materially differ from those projected or implied in the forward-looking statements. Additional risks and uncertainties are discussed in ResMed’s periodic reports on file with the U.S. Securities & Exchange Commission. ResMed does not undertake to update its forward-looking statements.

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